Exhibit 5.3

STROOCK

July 19, 2013

Southeastern Metals Manufacturing Company, Inc.

11801 Industry Drive

Jacksonville, FL 32218

Re: Registration Statement on Form S-4, Registration Number 333-189243

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Florida counsel to Southeastern Metals Manufacturing Company, Inc., a Florida corporation (the “Company”), in connection with the Company’s proposed guarantee, along with certain other guarantors under the Indenture (as defined below), of $210,000,000 aggregate principal amount of 6.25% Senior Subordinated Notes due 2021 (the “Exchange Notes”). The Exchange Notes are to be issued by Gibraltar Industries, Inc., a Delaware corporation (the “Issuer”), in connection with exchange offers to be made pursuant to a Registration Statement on Form S-4, Registration Number 333-189243 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Company and certain other guarantors (the “Guarantees”). The Exchange Notes and the Guarantees thereof are to be issued under the Indenture, dated as of January 31, 2013 (the “Indenture”), among the Issuer, the Guarantors, The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and as Paying Agent, Registrar and Transfer Agent (the “Paying Agent”).

In our capacity as special Florida counsel, we have examined executed copies of the following documents:

(a) the Indenture (including the Guarantee by the Company contained therein);

(b) the Company’s Certificate of Incorporation and By-laws, each certified as of the date hereof to us by an officer of the Company;

(c) those certificates of certain public officials with respect to the Company attached hereto as Exhibit A-1 (the “Good Standing Certificate”); and

July 19, 2013

(d) the resolutions of the board of directors of the Company with respect to the issuance of the Company’s Guarantee.

The opinion with respect to good standing given in paragraph 1 below is based solely upon the Good Standing Certificate.

We have reviewed such other documents and made such examinations of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinion also without independent verification, on representations made in the Indenture and certificates and other inquiries of officers of the Company.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification, (i) that the parties to the Indenture and the other agreements, instruments and documents executed in connection therewith, other than the Company, have the power (including, without limitation, corporate or limited liability company power where applicable) and authority to enter into and perform the Indenture and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties, other than the Company, of the Indenture and such other agreements, instruments and documents and (iii) that the Indenture and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party, other than the Company, enforceable against each such other party in accordance with their respective terms.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of Florida, and we do not express any opinion herein concerning any law other than the laws of the State of Florida. As to all matters relating to New York law relevant to this opinion, including, without limitation, the due execution, delivery or enforceability of any document governed by New York law, we have relied without independent investigation upon the opinion of Lippes Mathias Wexler Friedman LLP, counsel for the Issuer, of even date herewith.

This opinion letter has been prepared and is to be construed in accordance with the “Report on Third-Party Legal Opinion Customary Practice in Florida, dated December 3, 2011” (the “Report”) issued by the Business Law Section of The Florida Bar. The Report, including all of the limitations, qualifications, assumptions, and exceptions contained therein, is incorporated by reference into this opinion letter.

July 19, 2013

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Company is incorporated in, and is validly existing and in good standing under, the laws of the State of Florida.

2. The Company has the corporate power to enter into and perform its obligations under the Indenture, including the Guarantee by the Company contained therein, and has taken the required steps to authorize entering into such obligations under the law of its jurisdiction of organization.

This opinion is furnished to you in connection with the filing of the Registration Statement and may be relied upon by Lippes Mathias Wexler Friedman LLP, counsel for the Issuer, to the same extent as if it were an addressee hereof.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to be named in the Registration Statement to be filed with the Commission under the Securities Act as attorneys who have passed upon the legality of the Company’s Guarantee to be registered by the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

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July 19, 2013

Very truly yours,

STROOCK & STROOCK & LAVAN LLP